Westway Group, Inc. Warrants Set to Expire

New Orleans, Louisiana, May 6, 2011-Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") stated that the Company's publicly traded warrants (NASDAQ: WWAYW) will expire in accordance with their terms on Tuesday, May 24, 2011 at 5 P.M. New York time. At that time the Company's publicly traded units (NASDAQ: WWAYU), comprised of one share of Class A Common stock (WWAY) and two warrants (WWAYW), will separate and the remaining share of Class A Common stock will trade under the stock symbol WWAY.

Any holder of the Company's warrants may exercise the warrant in accordance with its terms prior to 5 P.M. New York time on May 24, 2011, in order to receive one share of the Company's Class A Common stock for each warrant exercised.

However, the Company indicated that there will not be a Broker Protect Period. Therefore, trading of the warrants and units in the public market will be suspended by NASDAQ at the open of business on May 20, 2011, which is 3 days before the expiration date, to allow sufficient time for the settlement of any market trades before the securities expire.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245

thomas.masilla@westway.com